Warrant No.  Series 98-2                  Warrant to Purchase
                                          100,000 Common Shares

STOCK PURCHASE WARRANT
(For the Purchase of Shares of a Par Value of $.01 Per Share)

UNITED STATES ANTIMONY CORPORATION
(Incorporated under the laws of the State of Montana)

VOID AFTER 9:00 A.M. ON 28 July 2001

     This is to certify that, for the value received, Al W. Dugan, 1415 Louisana, Suite 3100, Houston, Texas, 77002, is entitled, subject to the terms and conditions hereinafter set forth, at or before 9:00 A.M., Mountain Daylight Time, on 31 December 2000, but not thereafter, to purchase the number of Unregistered Common Shares as set forth above, with a par value of $.01 per share, hereinafter called Unregistered Common Shares, of United States Antimony Corporation, hereinafter called the Company, at an exercise price of $.25 per share, and to receive a certificate or certificates for the Unregistered Common Shares so purchased, upon presentation and surrender to the Company, with the form of subscription duly executed, and accompanied by the payment of the purchase price of each share purchased either in cash or by certified or bank cashier's check payable to the order of the Company.

     The Company covenants and agrees that all shares which may be delivered upon the exercise of this Warrant will, upon delivery, be free from all taxes, liens and charges, will be fully paid and non-assessable, and the Company further covenants and agrees that it will from time-to-time take all such action as may be requisite to assure that the par value per share of the Common Shares is at all time equal to or less than the current Warrant purchase price per share of the Unregistered Common Shares issuable pursuant to this Warrant.

     The purchase rights represented by this Warrant are exercisable at the option of the registered owner hereof in whole at any time, or in part from time-to-time, within the period above stated, provided, however, that such purchase rights shall not be exercisable with respect to a fraction of a share of Common Shares.

     In case of the purchase of less than all shares purchasable under this warrant, the Company shall cancel this Warrant upon the surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable hereunder.
     The Company agrees at all times to reserve and hold available a sufficient number of Unregistered Common Shares to cover the number of shares issuable upon the exercise of this and all other similar Warrants then outstanding.

     This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Corporation, or any other rights whatsoever, except the rights herein expressed and such as are set forth, and no dividends shall be payable or accrue in respect of the Warrant or the interest represented hereby or the shares purchasable hereunder until or unless, and except to the extent that, this Warrant shall be exercised.

     This warrant and the rights represented hereby may not be transferred except by way of gift to family members and family entities, such as trusts or foundations.

     In any of the following events, occurring hereafter and until the expiration of the Warrant by the passage of time or the full exercise hereof, appropriate adjustments shall be made in the number of shares deliverable upon the exercise of this Warrant or the price per share to be paid so as to maintain the proportion of interest of each Warrant holder. If the Company at any time prior to the expiration of the Warrants and prior to the exercise thereof declares a dividend on the Common Stock of the Company, payable in Common Stock or securities convertible into Common Stock, or divides, consolidates or reclassifies the Common Stock, whether upon a recapitalization or otherwise, or merges or consolidates with or into another Corporation (unless the Company is the continuing Corporation and there is no reclassification or change of outstanding shares of Common Stock) the number of Common Shares issuable upon exercise of this Warrant shall thereafter (until further adjusted), consist of the kind and amount of securities or property which would have been issuable had the Warrants been exercised immediately prior to the record date for the event in question. The Company shall not affect any such merger or consolidation unless, at or prior to the consumption thereof, the surviving Corporation shall assume by written agreement the obligation to deliver these securities which, and accordance with the foregoing, the Warrant holder is entitled to purchase. The above provisions relative to dilution shall not apply to any issuance or sale by the Company of any of its securities, or any securities convertible into Common Stock, which issuance and sale was for valid consideration as determined by the Board of Directors of the Company and the Company shall be free to offer and sell during the term of this Warrant such of its securities as it may deem advisable and appropriate.


     Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrendering this Warrant for cancellation, the Company will execute and deliver, in lieu thereof, a new Warrant for like tenor.

     The Warrants represented by this certificate and the shares underlying issuable upon exercise hereof, have not been registered under the Securities Act of 1933. The Warrants have been purchased for investment and not with a view to distribution or resale, they may not be made subject to security interest, pledged, hypothecated. The warrant may not be transferred except by way of gift to family members and family entities, such as trusts or foundations. Shares issuable upon exercise of this warrant will have been purchased by the holder thereof for investment and not with a view to distribution or resale, or otherwise transferred without an effective registration statement pursuant to the Securities Act of 1933, or an opinion of counsel acceptable to counsel for the Company that registration is not required under such Act. Any shares issued upon the exercise of this Warrant shall bear a restrictive legend in substantially the following form:

     "No sale offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Securities Act of 1933, as amends, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares."

     All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class mail, postage prepaid, to the address furnished to the Company in writing by the holder of this Warrant.

          Dated: 28 July 1998

                               UNITED STATES ANTIMONY CORPORATION


                               By
                                 John C. Lawrence, President

ATTEST:


Lee Martin
























AMENDMENT AGREEMENT


THIS AMENDMENT AGREEMENT is made and entered into this 31st day of March 1999, by and between BOBBY C. HAMILTON and BUMBLEBEE, INC., an Idaho Corporation (hereinafter collectively referred to as "Hamilton"), and U.S. ANTIMONY CORPORATION, a Montana corporation (hereinafter referred to as "USAC").

RECITALS

The parties hereto acknowledge the following facts and circumstances which give rise to the execution of this Amendment Agreement.

1The parties entered into a Release and Settlement Agreement on 15 November 1995 in which USAC assigned to Hamilton 10% of the gross income received by the Company from the sale of the Company's product and services less loan proceeds and revenue from stock sales or stock or bond offerings (see schedule 1 attached herein and incorporated herein).

2At the time of the Release and Settlement Agreement, USAC was receiving a toll processing fee and 50% of the profits from the sale of its antimony products as a result of an Inventory and Sales Agreement (see schedule 2 attached herein and incorporated herein) and a Processing Agreement (see schedule 3 attached herein and incorporated herein). Under these agreements, USAC did not get the receivables from the sales and the partner essentially maintained the inventory.

3USAC entered a Termination Agreement (see schedule 4 attached herein and incorporated herein) on 31 March 1999 whereby USAC has terminated the agreements in schedules 2 and 3. After 1 April 1999, USAC will get all the receivables for the sale of antimony products. USAC will assign all its receivables to a lending or factoring institution to borrow against them. USAC will be unable to assign 10% of the receivable and maintain an inventory and enough money to continue in business.

4The parties hereto desire to amend the Release and Settlement Agreement (schedule 1) to allow USAC to maintain its cash flow and as a result of the Termination Agreement adjust the percentage of assignment payable to Hamilton provided under agreement (schedule 1) prior to the effective dat of the Termination Agreement.

5BumbleBee, Inc. has forfeited its corporate charter, and Bobby C. Hamilton is as the statutory trustee of BumbleBee, Inc.



TERMS AND CONDITIONS

     In consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1 Inventory Account - An "Inventory Account" will be maintained by USAC at the First State Bank of Thompson Falls, Montana. USAC will direct all receivables from the sale of the Company's product and services to this account. It is understood that USAC will use other lending or factoring institutions to be designated by USAC for the purpose of borrowing. The other institutions will initially receive the receivables, deduct their fees, charges, and payments and will then remit all the remaining funds including a statement of all funds received before deductions of any kind to the Inventory Account at the First State Bank. Hamilton will be authorized to receive bank statements and a statement from USAC showing the receipt of such funds at the First State Bank.

2 Amendment to paragraph 4, sub section (a), (i), (b), and (c), pages 8 and 9 of Schedule 1 - Both parties agree to amend the assignment of the gross income received by the Company from the sale of the Company's product and services, not including revenues from loan proceeds, stock or bond offerings, The gross income is based on total received including but not limited to direct receipts from customers, paid intermediaries, lending or factoring institutions, etc. The percentage of assignment to Hamilton will be changed from 10% to 3% of the gross sales.

3 Amendment to paragraph 4, sub section (c), (g), and (h), pages 8 and 9 of
Schedule 1 - The minimum annual payment to Hamilton shall be increased from $150,000.00 to $200,000.00 by 30 January of each successive year until the settlement price is paid.

4 At the end of June and December (beginning June 30, 1999) and of each successive year, the percentage assignment will be reviewed and adjusted up but not down if necessary based on previous months income in order that Hamilton receives a minimum of $200,000.00 per year on an annualized basis.

5 All of the other terms and conditions of the Release and Settlement Agreement will remain in force except as otherwise amended in this agreement.

6 Entire Agreement; Amendments - This agreement constitutes the entire agreement between the parties. Any agreement hereafter shall be ineffective to change, modify or discharge the Agreement in whole or in part, unless such agreement is agreed to in writing and signed by all the parties hereto. There is no agreement or promise by or on behalf of the parties to do or admit to do any act or thing not herein expressly and specifically mentioned, and the parties acknowledge that the above consideration is in full and final settlement of all matters mentioned herein.

7 Governing Law - This Agreement shall be interpreted, applied and enforced in accordance with the laws of the State of Idaho.

8 Headings and Titles - It is understood and agreed that all of the headings and titles, subheadings and subtitles herein are inserted as a matter of convenience and reference only. They in no way define, limit, extent or describe the scope or intent of this Agreement, and in no way affect this Agreement.

9 Severability - The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.


          DATED this ________ day of March 1999.

                                   _____________________________
                                   Bobby C. Hamilton




          DATED this ________ day of March 1999.

                                   U. S. ANTIMONY CORPORATION



                                   ______________________________
                                   Its President

          ACKNOWLEDGED this _______day of March 1999.


                                   _____________________________
                                   First State Bank of Thompson Falls
      STATE OF IDAHO)
               ) ss.
County of _________)

     On this _______ day of March 1999, before me
______________________________, a Notary Public in and for said State, personally appeared BOBBY C. HAMILTON, known or identified to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same.

     IN WITNESS WHERE OF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                              ________________________________________
                              Notary Public for Idaho
                              Residing at ______________________________
                              My commission expires ____________________





STATE OF MONTANA )
                    ) ss.
County of ____________)

     On this _______ day of March 1999, before me
______________________________, a Notary Public in and for said State, personally appeared JOHN C. LAWRENCE, known or identified to me to be the president of U. S. ANTIMONY CORPORATION., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

     IN WITNESS WHERE OF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                              ________________________________________
                              Notary Public for the State of________________ Residing at ______________________________
                              My commission expires ____________________